Exhibit 5.1

50 West Liberty Street, Suite 1000, Reno, Nevada 89501-1950 Telephone: 775-323-1980 Fax: 775-323-2339	3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169 Telephone: 702-387-6073 Fax: 702-990-3564
www.shermanhoward.com

February 12, 2021

Ideanomics, Inc.

55 Broadway, 19th Floor

New York, New York 10006

Re:	Ideanomics, Inc./Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to Ideanomics, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of 12,589,350 shares (the “Shares”) of its common stock, $0.001 par value per share (the “Common Stock”), to be sold by certain selling stockholders (“Selling Stockholders”) of the Company under a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), as filed with the Securities and Exchange Commission (the “Commission”).

The Shares are issued and outstanding and were issued to the Selling Stockholders as consideration under that certain Agreement and Plan of Merger by and among the Company, Wave Merger Corp., Wireless Advanced Vehicle Electrification, Inc., and Michael Dominici as the Securityholders’ Representative dated January 4, 2021 (“Merger Agreement”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;

(b)	the Merger Agreement;

February 12, 2021

(c)     Articles of Incorporation of the Company filed with the Nevada Secretary of State on October 19, 2004 (“Original Articles”), as amended by (i) Articles of Merger Pursuant to NRS 92A.200 filed with the Nevada Secretary of State on December 15, 2004 (“Articles of Merger”), (ii) Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations filed with the Nevada Secretary of State on January 27, 2005 (“First Amendment”), (iii) Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations filed with the Nevada Secretary of State on May 7, 2007 (“Second Amendment”), (iv) Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations filed with the Nevada Secretary of State on July 8, 2010 (“Third Amendment”), (v) Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations filed with the Nevada Secretary of State on February 23, 2011 (“Fourth Amendment”), (vi) Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations filed with the Nevada Secretary of State on February 9, 2012 (“Fifth Amendment”), (vii) Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations filed with the Nevada Secretary of State on November 2, 2016 (“Sixth Amendment”); (viii) Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations filed with the Nevada Secretary of State on July 12, 2017 (“Seventh Amendment”); and (ix) Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations filed with the Nevada Secretary of State on October 17, 2018 (“Eighth Amendment”) and collectively with the Original Articles, the Articles of Merger, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, and the Seventh Amendment, the “Articles of Incorporation”);

(d)      Second Amended and Restated Bylaws of the Company, adopted on January 31, 2014, as amended on March 26, 2015 and on November 20, 2015; and

(e)      resolutions of the Board of Directors and such other matters as relevant related to the (i) approval of the Merger Agreement and authorization of the Company to execute, deliver, and perform its obligations under the Merger Agreement, (ii) issuance and the registration of the Shares under the Securities Act, and (iii) such other matters as relevant.

In our examination, we have assumed:

(a)     the legal capacity of all natural persons executing the documents;

(b)     the genuineness of all signatures on the documents;

(c)     the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(d)     that the parties to the Merger Agreement, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

February 12, 2021

(e)    other than with respect to the Company, the due authorization by all requisite action, corporate or other, and the execution and delivery by all parties of the Merger Agreement;

(f)     that the Merger Agreement is enforceable in accordance with its terms; and

(g)    that the Shares were issued in accordance with the terms of the Merger Agreement.

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized, were validly issued, and are fully paid and nonassessable;

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Securities.

February 12, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sherman & Howard L.L.C.

SHERMAN & HOWARD L.L.C.